INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to this Registration Statement and the Prospectuses, which are a part of this Registration Statement of Mpower Holding Corporation on Form S-3 of our report dated March 24, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the preparation of the consolidated financial statements in conformity with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code), appearing in the Annual Report on Form 10-K of Mpower Holding Corporation for the year ended December 31, 2003 and the reference to us under the heading "Experts" in the Amendment No. 1 to this Registration Statement and the Prospectuses, which are a part of this Registration Statement.




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/s/ Deloitte & Touche LLP
Rochester, New York
March 31, 2004